STOCK PURCHASE AGREEMENT

          The parties to this Stock Purchase Agreement dated May 16, 2000 are KEY TECHNOLOGY, INC., an Oregon corporation ("Purchaser"), FARMCO, INC., an Oregon corporation (the "Company"), RO-TECH, INC., an Oregon corporation ("Ro-Tech"), and JOHN E. MOBLEY ("JEM"), an officer of each of the Company and Ro-Tech and a principal shareholder of the Company and the sole shareholder of Ro-Tech, and NANCY L. MOBLEY (a "Shareholder" and collectively with JEM, the "Shareholders")

                               R E C I T A L S:

          A. The Shareholders currently own all of the issued and outstanding Common Stock of the Company, owning the number of shares set forth below:

           Name                           No. of Shares
           ----                           -------------

           John E. Mobley and Nancy L.    100
           Mobley, as joint tenants


          B. JEM currently owns all of the issued and outstanding Common Stock of Ro-Tech, owning 100 shares.

          C. The Company designs, manufactures, sells and services automation systems for the food processing industry that process product streams of discrete pieces to improve food safety and quality, with its principal place of business located in Redmond, Oregon. Ro-Tech has operated throughout its corporate existence exclusively as a technology provider and manufacturer for the Company and for no other accounts or customers. Purchaser desires to acquire all of the issued and outstanding Common Stock of each of the Company and Ro-Tech from the Shareholders and JEM, respectively.

          In consideration of the premises and the representations and warranties contained herein, the parties agree as follows:

    1.    PURCHASE OF STOCK.
          ------------------

          1.1 PURCHASE OF STOCK. Subject to the terms and conditions hereof, and in reliance upon the representations, warranties, covenants and agreements herein, (i) the Shareholders will sell all of their shares of Common Stock of the Company set forth opposite the name of each Shareholder below and (ii) JEM will sell all of his shares of Common Stock of Ro-Tech set forth his name below, for an aggregate purchase price of $4,990,200 to be apportioned among the Shareholders and JEM respectively, as set forth below:


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

SELLING SHAREHOLDER               NO. OF SHARES OF THE
OF THE COMPANY                    COMPANY TO BE SOLD              PURCHASE PRICE
John E. Mobley and                       100                        $4,740,200
Nancy L. Mobley

                                  NO. OF SHARES OF RO-TECH
SELLING SHAREHOLDER OF RO-TECH    TO BE SOLD                      PURCHASE PRICE
John E. Mobley                           100                        $250,000


Each Shareholder of the Company and JEM as to Ro-Tech represents that all of the shares to be sold are free and clear of all liens, encumbrances, options, charges, pledges, mortgages, deeds of trust, security interests, rights of first refusal, or other restriction of any kind or nature.

          1.2 PAYMENT. Purchaser will pay 100% of the purchase price at Closing in immediately available funds.


    2.    CLOSING.
          --------

          The closing of the transactions provided for in this Agreement (the "Closing") shall, unless another date or place is agreed upon in writing by the parties hereto, take place at the offices of Tonkon Torp LLP at 1600 Pioneer Tower, 888 SW Fifth Avenue, Portland, Oregon 97204 on June 1, 2000 or on such other date as the parties may mutually agree (the "Closing Date") and will be deemed effective as of 12:01 a.m. on the Closing Date. Upon surrender by the Shareholders and JEM of stock certificates (or evidence of lost certificates reasonably acceptable to Purchaser) representing all of the outstanding shares of the Company and Ro-Tech, in each instance duly endorsed for transfer to Purchaser or accompanied by duly executed stock powers naming Purchaser as the transferee, and Purchaser shall deliver to each Shareholder and JEM, respectively, the aggregate purchase price to be paid to the Shareholders and JEM as called for in Section 1 above.

    3.    REPRESENTATIONS AND WARRANTIES OF JEM.
          --------------------------------------

          Except as otherwise specifically set forth in the Disclosure Schedules attached hereto, numbered to correspond with the following subsections of this
Section 3, JEM represents and warrants to Purchaser as follows:

          3.1 ORGANIZATION AND GOOD STANDING. Each of the Company and Ro-Tech is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and to enter into and perform its obligations under this Agreement. Each of the Company and Ro-Tech is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on it. For purposes of this Agreement, the term "material adverse effect" shall mean any change, event, or effect that is or reasonably likely to be materially adverse to the business (as presently conducted), assets


                                                     Stock Purchase Agreement  2

(including intangible assets), condition (financial or otherwise), or results of operations of the Company or Ro-Tech, other than as a result of changes in laws or regulations of general applicability which are not reasonably anticipated by the Company or Ro-Tech, or any changes resulting from general economic, financial, market or industry-wide conditions.

          3.2      ARTICLES OF INCORPORATION, BYLAWS. Attached hereto as
Schedule 3.2 are true, complete and correct copies of each of the Company's and Ro-Tech's Articles of Incorporation and Bylaws as amended through the date hereof.

          3.3 CAPITAL STOCK. The authorized capital stock of the Company consists of 100,000 shares of Voting Common Stock, 100 shares of which are issued and outstanding, and 100,000 shares of Nonvoting Common Stock, 400 shares of which are issued and outstanding. The authorized capital stock of Ro-Tech consists of 500 shares of Common Stock, 100 shares of which are issued and outstanding. No other classes of stock of each of the Company and Ro-Tech are authorized. All outstanding shares of each of the Company's Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Articles of Incorporation or the Bylaws of the Company or Ro-Tech, or any agreement to which the Company or Ro-Tech is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. All of the outstanding shares of Nonvoting Common Stock of the Company will be redeemed by the Company prior to Closing for the aggregate sum of $19,600. There are no outstanding options, warrants, contracts, calls, commitments, preemptive rights or demands of any nature relating to the Common Stock of the Company or Ro-Tech and there are no securities or debt obligations convertible into or exchangeable for the Company's or Ro-Tech's Common Stock. No person may assert any right for any violation of any preemptive rights of any past or present shareholder of the Company or Ro-Tech. There are no voting agreements or purchase or sale agreements applicable to any of the Company's or Ro-Tech's outstanding Common Stock. All previously issued shares of the Company's and Ro-Tech's capital stock previously held by persons other than the Shareholders, have been duly redeemed and restored to authorized but unissued status. Other than the Company's Common Stock held by the Shareholders, the Ro-Tech Common Stock held by JEM, and the 400 outstanding shares of the Company's Nonvoting Common Stock to be redeemed prior to Closing, each of the Company and Ro-Tech has no other capital stock authorized, issued or outstanding.

          3.4 SUBSIDIARIES. Each of the Company and Ro-Tech does not have, and has never had, any subsidiaries and does not otherwise own or control, and has not otherwise owned or controlled, directly or indirectly, any equity, partnership, or similar ownership interest in any corporation, partnership, association, joint venture or other business entity.

          3.5 AUTHORITY RELATIVE TO AGREEMENT. Each of the Company and Ro-Tech has all requisite corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. Each of the Company and Ro-Tech and their respective Board of Directors and shareholders have taken (or by the Closing Date will have taken) all actions required by law, their respective Articles of Incorporation and Bylaws or otherwise to authorize and approve the execution, delivery and performance of this Agreement. This Agreement has been duly executed and delivered by each of the Company and Ro-Tech and


                                                     Stock Purchase Agreement  3
upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and legally binding obligation of each of the Company and Ro-Tech enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles.

          3.6 EFFECT OF AGREEMENT. Except as set forth on Schedule 3.6, no consents, waivers, authorizations or approvals are required to be obtained from any governmental agencies or are required under the provisions of any instruments to be obtained from any third party in connection with the execution and consummation of this Agreement by each of the Company and Ro-Tech or any Shareholder. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not conflict with or result in the violation of, or breach of any term or provision of, or constitute a default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit, or result in any lien or other claim upon the properties or assets of the Company or Ro-Tech under, any provision or restriction of any loan, note, bond, mortgage, indenture, lease, contract, agreement, license or other instrument, permit, concession, or franchise to which the Company or Ro-Tech is a party, or of any statute, law, ordinance, or judgment, order or decree, rule or regulation of any court or administrative agency, to which the Company or Ro-Tech is a party or by which it or any of its assets is bound, nor will it conflict with the provisions of the Articles of Incorporation or Bylaws of the Company or Ro-Tech, or to the best of JEM's knowledge, violate any statute, license or regulation of any governmental authority.

          3.7 FINANCIAL STATEMENTS. The Company has provided Purchaser with true, correct and complete copies of its unaudited balance sheet dated December 31, 1999, its income statement for 12-month period then ended (the "Company Financial Statements") and unaudited balance sheet and statement of income as of and for the four-month period ended April 30, 2000 for the Company (the "Company Interim Financial Statements"), all of which are attached hereto as Schedule 3.7 and incorporated herein by reference. The Company Financial Statements and the Company Interim Financial Statements are complete and correct in all material respects and were prepared in accordance with the books and records of the Company and fairly present the financial position and results of the Company's operations at and for the periods then ended. JEM has provided Purchaser with an unaudited balance sheet of Ro-Tech as of March 31, 2000 (the "Ro-Tech Balance Sheet") as part of Schedule 3.7 which fairly presents the financial position of Ro-Tech as of such date.

          3.8 UNDISCLOSED LIABILITIES. Neither the Company nor Ro-Tech has any liabilities, indebtedness, expense, claim, deficiency, guaranty, endorsement or obligations of any kind (including any material claims under any product warranties), whether accrued, absolute, contingent, known or unknown and whether due or to become due (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles ("GAAP")) except:


                                                     Stock Purchase Agreement  4

                  (a) with respect to the Company, to the extent set forth in the Company Financial Statements and the Company Interim Financial Statements and not heretofore paid or discharged;

                  (b) with respect to Ro-Tech, to the extent set forth in the Ro-Tech Balance Sheet;

                  (c)     to the extent specifically set forth in Schedule 3.8;
and

                  (d) those incurred in or as a result of the ordinary course of the Company's and Ro-Tech's business since April 30, 2000, all of which have been consistent with past practices and none of which is material and adverse.

          3.9 ACCOUNTS RECEIVABLE. All accounts receivable shown on the Company Financial Statements and the Company Interim Financial Statements or thereafter acquired until the Closing Date arose and are collectible within 90 days from the date recorded. The values at which accounts receivable are carried reflect the accounts receivable valuation policy of the Company, which is consistent with its past practices. None of the accounts receivables of the Company is subject to any claim of offset, recoupment, set off, or counterclaim and there are no facts or circumstances (whether asserted or unasserted) that would give rise to any claim. No agreement for deduction or discount has been made with respect to any such receivables and, no person or entity has any lien, charge, pledge, security interest, or other encumbrance on any such receivable. No receivables are contingent upon the performance by the Company of any obligation or contract.

          3.10 ABSENCE OF MATERIAL CHANGES. Since December 31, 1999, there has not been, occurred or arisen:

                  (a) any material adverse change in the financial condition or in the operations of the business of the Company or Ro-Tech from that reflected by the Company Financial Statements and the Ro-Tech Balance Sheet;

                  (b) any damage, destruction or loss not adequately covered by insurance, which uninsured damage, destruction or loss materially and adversely affects the business or assets of the Company or Ro-Tech, nor has there been any damage, destruction or loss (determined without regard to insurance coverage), aggregating more than $5,000;

                  (c) any declaration, setting aside or payment of any dividend or any distribution with respect to the Company's or Ro-Tech's capital stock or any direct or indirect redemption, purchase or other acquisition by the Company or Ro-Tech of any such stock;

                  (d) any option or warrant to purchase the Company's or Ro-Tech's capital stock granted to any person or any deferred compensation agreement entered into between the Company or Ro-Tech and any of their respective officers, directors, employees or consultants (except with respect to the dividend distribution contemplated by Section 3.28);

                  (e) any strikes, work stoppages or other material labor trouble;


                                                     Stock Purchase Agreement  5

                  (f) any issuance or sale by the Company or Ro-Tech of any stocks, bonds or other securities of the Company or Ro-Tech, respectively;

                  (g) any mortgage, pledge, lien or other encumbrance or security interest created on any material assets, tangible or intangible, of the Company or Ro-Tech, or assumed by the Company or Ro-Tech with respect to any such assets;

                  (h) any material indebtedness, liability or obligation (whether absolute, accrued, contingent or otherwise) incurred, or other material transaction engaged in by the Company or Ro-Tech;

                  (i) with respect to the Company, any material obligation or liability discharged or satisfied, other than current liabilities shown on the Company Financial Statements and the Company Interim Financial Statements and current liabilities incurred since the date thereof in the ordinary course of business;

                  (j) with respect to Ro-Tech, any material obligation or liability discharged or satisfied, other than current liabilities incurred since March 31, 2000 in the ordinary course of business;

                  (k) any action taken by the Company or Ro-Tech to amend, terminate or waive any material right belonging to the Company or Ro-Tech other than in the ordinary course of business;

                  (l) any rights transferred or granted under any concessions, leases, licenses, agreements, patents, inventions, trademarks, trade names, copyrights or with respect to any know-how or other intellectual property;

                  (m) any wage or salary increase to any officer or employee not made in the ordinary course of business;

                  (n)     any capital expenditure or any commitment therefor;

                  (o) any transaction, contract or commitment other than in the ordinary course of business;

                  (p) any loss of supplier or suppliers or customer or customers which has resulted in a material adverse effect on the operations of the Company or Ro-Tech;

                  (q) any material change with respect to the operations of its business, including its method of accounting;

                  (r) any other event or condition of any character pertaining to and materially and adversely affecting the results of operation or business or financial condition of the Company or Ro-Tech;

                  (s) any amendments or changes to its Articles of Incorporation or Bylaws;


                                                     Stock Purchase Agreement  6

                  (t) any commencement, notice or threat of any lawsuit communicated to the officers or directors of the Company or Ro-Tech, or, to the knowledge of JEM, any reasonable basis for the commencement or threat of any lawsuit, or, to the knowledge of JEM, any proceeding, audit or investigation against the Company or Ro-Tech or their respective affairs;

                  (u) any notice to the Company or Ro-Tech or their respective officers or directors of any claim or potential claim of ownership by any person or entity, other than the Company or Ro-Tech, of the Company's Intellectual Property Rights (defined below) or Ro-Tech's Intellectual Property Rights (defined below), respectively, owned, developed or created by the Company or Ro-Tech or of infringement by the Company or Ro-Tech of the intellectual property rights of another person or entity;

                  (v) any acquisition or disposition of any of the Company's or Ro-Tech's material assets or property; or

                  (w) any increase, amendment or alteration of the payment obligations or service obligations of any material contract.


          3.11 TAX MATTERS. Each of the Company and Ro-Tech has filed on a timely basis in accordance with the laws and regulations of the appropriate United States, state and local governmental agencies all tax returns and reports required to be filed by it and has paid, or made provisions for the payment of, and made adequate reserves therefor on its books and records for, all taxes which have become due. All such returns and reports are true, accurate and complete, and each of the Company and Ro-Tech has paid in full or made adequate provision for the payment of and made adequate reserves therefor on its books and records for, all taxes, interest, penalties, assessments or deficiencies shown to be due on such tax returns and reports. The charges, accruals and reserves with respect to each of the Company's and Ro-Tech's taxes are determined in accordance with past practices consistently applied. Each of the Company and Ro-Tech has made withholding of tax (and transmittals of the same) required to be made under all applicable tax regulations. Except for statutory liens relating to taxes not overdue, there are no liens with respect to each of the Company's or Ro-Tech's taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company or Ro-Tech, respectively. Neither the Company nor Ro-Tech has agreed to and is required to make any material adjustments pursuant to the Code. Each of the Company and Ro-Tech is, and at all times during its existence has been, an "S Corporation" under and within the meaning of Section 1361 of the Code, and under all applicable state tax laws and regulations.

          3.12 LITIGATION. There are no actions, suits, hearings, proceedings or investigations pending or, to the best knowledge of JEM, threatened against either the Company or Ro-Tech or related to the Company or Ro-Tech which if determined adversely would likely have a material adverse effect on the Company or Ro-Tech.

          3.13 LEASES AND CONTRACTS. All material leases and contracts to which each of the Company and Ro-Tech is a party are in good standing, valid and in full force and effect and have not been amended except as disclosed to the Purchaser; and there is not under any of such


                                                     Stock Purchase Agreement  7
leases or contracts any existing default or any event which with notice or lapse of time or both would constitute such a default by the Company or Ro-Tech or by another party thereto; and all real property owned and leased by each of the Company and Ro-Tech and the uses being made thereof comply with all applicable zoning laws and restrictions in all material respects. All leases and contracts with a duration of more than 30 days or requiring aggregate payments to or from the Company, or to or from Ro-Tech, in excess of $10,000 or that are in any other respect material to the Company or Ro-Tech are attached as Schedule 3.13. There is no agreement (non-compete or otherwise), commitment, judgment, injunction, order or decree to which the Company or Ro-Tech is a party or otherwise bound which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice or the conduct of business of the Company.

          3.14 CLAIMS. No liability, whether direct or contingent, has been asserted against the Company that might have a material adverse effect on the Company's or Ro-Tech's business.

          3.15 LICENSES AND REGULATIONS. All governmental licenses, approvals, zoning authorizations, registrations and permits, environmental or otherwise, required in order for each of the Company and Ro-Tech to transact its business in all material respects have been obtained. Each of the Company and Ro-Tech has complied with all rules, laws, regulations and orders applicable to its business, employees and products, and knows of no notice or claim of violation by the Company or Ro-Tech of any applicable federal, state or local law, ordinance or regulation or judgment, order, decree or citation of any individual or administrative authority, including but not limited to importing, zoning, pollution, environmental or safety laws or regulations or laws or regulations relating to illegal payments.

          3.16 CONFLICTING INTEREST. Except as disclosed in Schedule 3.16, no shareholder, officer or director of either the Company or Ro-Tech, or any relative of any of them, has had, or has any direct or indirect equity interest in any competitor, customer, supplier or other person, firm or corporation which has had, any material business relationship or material transaction with the Company or Ro-Tech during the last three fiscal years and up to and including the date hereof, or which is a party to, or has property which is the subject of, any material business arrangement with the Company or Ro-Tech. For the purpose hereof, any spouse, lineal descendant, parent, brother or sister of any officer or director of the Company or Ro-Tech, and the spouse of any of the above, shall be deemed a relative of such person.

          3.17 CUSTOMERS AND SUPPLIERS. Schedule 3.17 sets forth: (a) a complete and accurate list of the customers of the Company accounting for 2% or more of the Company's sales during the 27-month period ended March 31, 2000, showing the approximate total sales by the Company to each such customer during such period and (b) a complete and accurate list of the suppliers of the Company from whom the Company has purchased 5% or more of the goods or services purchased by the Company during the 27-month period ended March 31, 2000. JEM has no basis to expect any material modification to the Company's relationship with any such customer or supplier with whom the Company has a written agreement, contract or other commitment.


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

          3.18 ORDERS, COMMITMENTS AND RETURNS. Schedule 3.18 contains (a) an accurate summary of the Company's total backlog of orders as of March 31, 2000 (including all accepted and unfulfilled sales orders) and (b) the aggregate of all outstanding purchase orders issued by the Company as of March 31, 2000 (which include all contracts or commitments for the purchase by the Company of merchandise, materials or other supplies). A list of all outstanding purchase orders for inventory components in excess of $10,000 as of March 31, 2000, categorized by vendor, has been provided by the Company to Purchaser in writing. All such sale and purchase commitments were made in the ordinary course of business. Except as set forth in Schedule 3.18, there are no outstanding claims in excess of $50,000 in the aggregate or $10,000 individually against the Company to return products or merchandise by reason of alleged failure to conform to customer expectations, defective products, missed delivery dates or otherwise, or of products in the possession of customers under an understanding that such products would be returnable.

          3.19 TITLE TO PROPERTY. Each of the Company and Ro-Tech owns or leases all the real and personal property currently used in their respective businesses. All real and personal property owned by each of the Company and Ro-Tech is marketable and free and clear of all liens and encumbrances. All buildings, equipment and assets of any kind are in good operating condition, reasonable wear and tear excepted, and to the best knowledge of JEM do not currently require any material maintenance or repairs.

          3.20 INSURANCE. Schedule 3.20 lists all insurance policies covering the business properties and assets of each of the Company and Ro-Tech. All such policies are in full force and effect on the date hereof. All property of each of the Company and Ro-Tech that is of an insurable nature has been and continues to be insured in such amount and against such losses as is customary for a business of a size and in the industry of the Company and Ro-Tech, respectively. Each of the Company and Ro-Tech is in material compliance with the terms of such policies and has not failed to pay any premiums when due and has not canceled any policies listed on Schedule 3.20. JEM has no knowledge of any threatened termination of, or premium increase with respect to, any of such policies. In the past 12 months, neither the Company nor Ro-Tech has ever been denied insurance coverage nor has any insurance policy of either the Company or Ro-Tech ever been canceled for any reason.

          3.21 EMPLOYEES. As of the date of this Agreement, the Company has 19 full-time employees and 1 part-time employee and Ro-Tech has 1 full-time employee. Schedule 3.21 identifies each employee benefit plan ("Employee Benefit Plan"). No Employee Benefit Plan is a multiemployer plan and no Employee Benefit Plan is subject to Title IV of ERISA. Each of the Company and Ro-Tech has paid and discharged promptly when due all liabilities and obligations with respect to any Employee Benefit Plan arising under ERISA or the Code of any character which if unpaid or unperformed might result in the imposition of an encumbrance against any of the Company's assets. Each Employee Benefit Plan is being maintained in compliance with its terms and as prescribed by applicable law. Except as reflected in the Company Financial Statements and the Company Interim Financial Statements, the Company does not have any liability for or in connection with or arising out of any retiree, medical, dental and life insurance benefits provided to the employees or retired employees under the Employee Benefit Plans. Ro-Tech does not have any liability for or in connection with or


                                                     Stock Purchase Agreement  9
arising out of any retiree, medical, dental and life insurance benefits provided to the employees or retired employees under the Employee Benefit Plans.

          3.22    ENVIRONMENTAL PROTECTION.

                  (a) "Environmental Laws" means the Clean Air Act (42 USC ss. 7401, et seq.), the Federal Water Pollution Control Act (33 USC ss. 1251, et seq.), the Solid Waste Disposal Act as amended by the Resource Conservation and Recovery Act and the Hazardous and Solid Waste Amendments (42 USC ss. 6901, et seq.), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended by the Superfund Amendment and Reauthorization Act of 1986 ("CERCLA") (42 USC ss. 9601), the Hazardous Materials Transportation Act (49 USC ss. 1801, et seq.), the Toxic Substances Control Act (15 USC ss. 2601, et seq.) and all other applicable federal, state, local and foreign environmental statutes, laws, regulations, ordinances, licenses, permits, judgments, writs, decrees, injunctions, policy requirements, adopted standards or orders of any governmental entity in force and effect as of the Closing Date and pertaining to the protection of the natural environment, including air, water, groundwater, soil, noise and odor. "Hazardous Substances" means (i) any chemicals, materials or substances that are as of the date hereof defined as, or listed or included in the definition of, or otherwise classified as "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous waste," "restricted hazardous waste," "infectious waste," "toxic substances" or any other formulations intended to define, list or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, "TCLP toxicity" or "EP toxicity" or words of similar import under any applicable laws or publications promulgated pursuant thereto, (ii) any oil, petroleum or petroleum derived substances, (iii) any drilling fluids, produced waters or other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources, (iv) any flammable substances or explosives, (v) any radioactive materials, (vi) asbestos in any form which is friable (as that term is defined in 15 USC ss. 2642), (vii) urea formaldehyde form insulation,
(viii) electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million, (ix) pesticides or (x) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental entity and which may or could pose a substantial health or safety hazard. "Release" shall mean the actual, suspected or threatened release, spill emission, leaking, pumping, escape, injection, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property owned or leased by the Company or Ro-Tech. The Company has not Released any Hazardous Substance in violation of any Environmental Law. A Release shall be deemed to be suspected if and only if there is significant objective evidence that a Release has occurred.

                  (b) To the best knowledge of JEM, the operations of each of the Company and Ro-Tech are in compliance in all material respects with all applicable Environmental Laws. Each of the Company and Ro-Tech has obtained all permits required by any Environmental Law for the current operations of the Company and Ro-Tech, respectively.

                  (c) There are no pending or, to the best knowledge of JEM, threatened Environmental Claims against either the Company or Ro-Tech. "Environmental Claim" means any claim for personal injury, property damage, environmental response costs or damage to


                                                     Stock Purchase Agreement 10
nature resources validly assets or prosecuted by or on behalf of any third party or government arising out of or related to a release or violation of the Environmental Laws.

          3.23 LABOR MATTERS. There are no work stoppages, formal grievances, complaints or allegations of unfair labor practices or similar occurrences between the Company and any of its employees or between Ro-Tech and any of its employees.

          3.24 TRADE NAMES. Except as disclosed on Schedule 3.24, each of the Company and Ro-Tech owns or is licensed or, to JEM's knowledge, entitled to use all patents, trademarks, trade names, service marks and copyrights that are used or currently proposed to be used in the business of the Company and Ro-Tech, respectively, as it is currently conducted.

          3.25 FEES, COMMISSIONS AND EXPENSES. Neither the Company, Ro-Tech nor their Shareholders has paid or agreed to pay or received any claim with respect to any brokerage commissions, finders fee or similar compensation in connection with the transactions contemplated in this Agreement.

          3.26 WORKERS' COMPENSATION. There are no notices of assessment or any other written communications related thereto to which the Company or Ro-Tech has received from any workers compensation board of similar authorities in any jurisdiction where the Company or Ro-Tech conducts business and there are no assessments which are unpaid.

          3.27 COMPLIANCE WITH LAWS. Each of the Company and Ro-Tech has complied in all material respects with and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

          3.28 SHAREHOLDER DIVIDEND. Neither the Company nor Ro-Tech has made since January 1, 2000, and will not make prior to Closing, any dividend or other distribution to Shareholders except as disclosed in the Interim Financial Statements and on Schedule 3.10.

          3.29 INTELLECTUAL PROPERTY. Each of the Company and Ro-Tech owns, or has a valid and perpetual license under, all patents, trademarks, trade names, service marks, copyrights, any applications for all of the foregoing, trade secrets, know-how that are required for the conduct of the business of each of the Company and Ro-Tech as currently conducted (the "Intellectual Property Rights"), with sufficient rights for the conduct of each of the Company's and Ro-Tech's business as currently conducted. Schedule 3.29 lists all of the Company's Intellectual Property Rights, including licenses thereto and all of Ro-Tech's Intellectual Property Rights, including licenses thereto. Except as set forth on Schedule 3.29, each of the Company and Ro-Tech is the (i) sole and exclusive owner of, with all right, title and interest in and to (free and clear of any liens) Intellectual Property Rights or (ii) is a licensee under or otherwise possesses legally enforceable rights under the Intellectual Property Rights, under valid and binding agreements listed in Schedule 3.29. No claims against either the Company or Ro-Tech, or to the knowledge of JEM, their respective licensors or licensees with respect to the Intellectual Property Rights, have been asserted or are, to the knowledge of JEM, threatened by any person, nor to the knowledge of JEM are there any valid grounds for any claims challenging the ownership by the Company or Ro-Tech, or the validity or effectiveness of any, of Intellectual


                                                     Stock Purchase Agreement 11

Property Rights. To the best knowledge of JEM, there is no unauthorized use, infringement or misappropriation under any Intellectual Property Rights by any third party, including any employee or former employee of either the Company or Ro-Tech. To the knowledge of JEM, no Intellectual Property Right or product of either the Company or Ro-Tech is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by or to the Company or Ro-Tech. It is each of the Company's and Ro-Tech's policy to have each employee, consultant or contractor execute a proprietary information and confidentiality agreement in the form provided as part of Schedule 3.29, and all of the Company's and Ro-Tech's employees, consultants and contractors, including all of the Shareholders have executed such an agreement. Each of the Company and Ro-Tech has taken reasonable and practicable steps designed to safeguard and maintain the secrecy and confidentiality of, and its proprietary rights in, all Intellectual Property Rights and the intellectual property rights of third parties entrusted to it.

          3.30 DEFINITION OF MATERIALITY. As used in this Agreement, the word "material" or "materially" means an obligation, liability or loss of either the Company or Ro-Tech, as the case may be, in an amount exceeding $10,000.

          3.31 DEFINITION OF KNOWLEDGE. As used in this Agreement, the word "knowledge" means knowledge of a particular fact, circumstance or other matter if, JEM, any individual who is serving as a director or officer of the Company, Ro-Tech, or of Purchaser, as the case may be, has, either actual, present knowledge or constructive knowledge of a matter. Any such individual will be deemed to have constructive knowledge of any matter that a reasonably prudent person acting in a similar fiduciary capacity would have in the exercise of good faith and after due inquiry.

          3.32 REPRESENTATIONS COMPLETE. None of the representations and warranties made by JEM or any Shareholder, nor any statement made in any schedule or certificate furnished by JEM, the Company, Ro-Tech or any Shareholder pursuant to this Agreement, contains any untrue statement of a material fact, or, omits to state any material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which made, not misleading.

          3.33 DISCLOSURE. Neither this Agreement nor any schedule attached hereto, nor any certificate or financial statement delivered by JEM, the Company or Ro-Tech or to be delivered by JEM, the Company or Ro-Tech at Closing, contains nor will contain any untrue statement of a material fact or omits to state a material fact necessary in order to make statements contained herein and therein not misleading.

    4.    REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS AND JEM.
          -----------------------------------------------------------

          Each Shareholder and JEM, severally but not jointly, further represents and warrants to Purchaser, subject to such exceptions as are specifically disclosed in the Disclosure Schedule, as follows:


                                                     Stock Purchase Agreement 12

          4.1 OWNERSHIP OF SHARES. Such Shareholder is the sole record and beneficial owner of the shares of Company Common Stock designated as being owned by such Shareholder opposite such Shareholder's name in Section 1 above. JEM is the sole record and beneficial owner of the shares of Ro-Tech Common Stock designated as being owned by JEM opposite his name in Section 1 above. The Shareholders own beneficially and of record all outstanding shares of the Common Stock of the Company. JEM owns beneficially and of record all outstanding shares of Common Stock of Ro-Tech. Such shares are not subject to any liens, encumbrances, options, charges, pledges, mortgages, deeds of trust, security interests, rights of first refusal or other restrictions of any kind or nature. Such Shareholder has not granted any rights to purchase such shares to any other person or entity. Neither Shareholder is a party to or bound by any option, sale agreement, shareholder agreement, pledge, proxy, voting trust, power of attorney, restriction on transfer or other agreement or instrument which relates to the ownership, voting or transfer of any shares of Common Stock of the Company and any shares of Common Stock of Ro-Tech, as the case may be, owned by such Shareholder and JEM, respectively. Each Shareholder has good and marketable title to the shares of Common Stock of the Company and the shares of Common Stock of Ro-Tech owned by such Shareholder and JEM, respectively, and has the sole and absolute right, power and authority to sell, assign and transfer such shares to Purchaser as provided in this Agreement. Such shares constitute all of the Company's Common Stock owned, beneficially or of record, by such Shareholder. Such shares constitute all of Ro-Tech's Common Stock owned, beneficially or of record, by JEM. Neither Shareholder has any options, warrants or other rights to acquire Company Common Stock or Ro-Tech Common Stock, respectively. Neither Shareholder has engaged in any sale or other transfer of any Company Common Stock or Ro-Tech Common Stock, as the case may be, in contemplation of the purchase hereunder. Purchaser will acquire good and unencumbered title to such Common Stock of the Company from each Shareholder hereunder and such Common Stock of Ro-Tech from JEM hereunder, free and clear of all liens, and not subsequent to any adverse claim when acquired by Purchaser pursuant to this Agreement.

          4.2 TAX MATTERS. Each Shareholder has had an opportunity to review with his or her own tax advisors the tax consequences to such Shareholder of the purchase and the other transactions contemplated by this Agreement. Each Shareholder understands that he or she must rely solely on its own advisors and not on any statements or representations by Purchaser, the Company, Ro-Tech or any of their agents. Each Shareholder understands that it (and not Purchaser or the Company or Ro-Tech) shall be responsible for his or her own tax liability that may arise as a result of the purchase or the other transactions contemplated by this Agreement.

          4.3 ABSENCE OF CLAIMS BY THE SHAREHOLDERS. Neither Shareholder has any claim against the Company or Ro-Tech, respectively, contingent or unconditional, fixed or variable under any contract or on any other basis whatsoever, whether in equity or at law, except for the loan to be paid at Closing as referenced in Section 8.8 below.

          4.4 AUTHORITY. Each Shareholder has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any Related Agreements (as hereinafter defined) to which he or she is a party and to consummate the transactions contemplated hereby. This Agreement and the Related Agreements have been duly executed and delivered by such Shareholder and JEM, and, assuming the due authorization, execution and


                                                     Stock Purchase Agreement 13
delivery by Purchaser, constitute a valid and binding obligation of such Shareholder and JEM, enforceable in accordance with their respective terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles. The "Related Agreements" shall mean all ancillary agreements required in this Agreement to be executed and delivered in connection with the transactions contemplated hereby.

          4.5 NO CONFLICT. The execution and delivery by each Shareholder of this Agreement and any Related Agreement to which he or she is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, conflict with, result in a breach or default under (with or without notice or lapse of time, or both), or require the consent under, or give to others the right of termination, acceleration, suspension, revocation, cancellation or amendment of (i) any loan or credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise or license to which such Shareholder or any of its properties or assets is subject, or (ii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Shareholder or his or her properties or assets.

    5.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.
          --------------------------------------------

          Purchaser represents and warrants to the Company and Ro-Tech as follows:

          5.1 ORGANIZATION AND GOOD STANDING. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the state of Oregon and has all requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, and to enter into and perform its obligations under this Agreement. Purchaser is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the Purchaser.

          5.2 AUTHORITY RELATIVE TO AGREEMENT. Purchaser has the corporate power to execute and deliver this Agreement and to perform its obligations hereunder. Purchaser has taken (or by the Closing Date will have taken) all action required by law, its Articles of Incorporation, its Bylaws and otherwise to authorize the execution, delivery and performance of this Agreement.

          5.3 EFFECT OF AGREEMENT. No consents or approvals are required to be obtained from any governmental agencies or are required under the provisions of any instruments to be obtained from any third party in connection with the execution and consummation of this Agreement by Purchaser. The execution and delivery of this Agreement and consummation of the transactions contemplated hereby will not result in the breach of any term or provision of, or constitute a default under, any provision or restriction of any note, mortgage, indenture, agreement, license or other instrument, or of any judgment, order or decree, rule or regulation of any court or administrative agency to which Purchaser is a party or by which it is bound, nor will it conflict with the provisions of the Articles of Incorporation or


                                                     Stock Purchase Agreement 14

Bylaws of Purchaser, or to the best of Purchaser's knowledge, violate any statute, license or regulation of any governmental authority.

          5.4 ENFORCEABILITY. Upon the execution and delivery of this Agreement by the parties, this Agreement will be the valid and legally binding obligation of Purchaser enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles.

    6.    COVENANTS OF THE PARTIES.
          -------------------------

          6.1 ACCESS TO INFORMATION. During the period between the execution of this Agreement and the Closing Date, each of the Company and Ro-Tech shall give Purchaser and its authorized representatives full access, during normal business hours, to all properties, books, records, contracts, documents, and leases of the Company and Ro-Tech and shall furnish or cause to be furnished to Purchaser and its authorized representatives all information with respect to its affairs and business as Purchaser or its authorized representatives may reasonably request. Purchaser shall retain all records in its possession relating to the operations of the Company and Ro-Tech for periods which coincide with the periods for indemnification provided for herein.

          6.2 PRESERVATION OF BUSINESS. During any period between the execution of this Agreement and the Closing Date, JEM will cause each of the Company and Ro-Tech to:

                  (a) carry on its business diligently, in the ordinary course and in a reasonable and prudent manner in accordance with past practices;

                  (b) engage in no transaction out of the ordinary course of business;

                  (c) use its best efforts to preserve its existing business organization and relations with its employees, customers, suppliers and others with whom it has a business relationship;

                  (d) not dispose of, sell, lease, license, mortgage, pledge, lien or encumber any of its assets, except such as are disposed of, sold, leased, retired and replaced in the ordinary course of business;

                  (e) conduct its business in compliance with all applicable laws and regulations;

                  (f)     not make any distribution to shareholders;

                  (g) not pay any bonuses or make any salary or wage increases except in the ordinary course, consistent with past practices;

                  (h) not incur any material liability or obligation (absolute or contingent) to any person except in the ordinary course of business;


                                                     Stock Purchase Agreement 15

                  (i) not authorize any additional capital expenditure or commitment for additions to property, plant or equipment in excess of $20,000; and

                  (j) not take any action or omit to take any action which will cause a breach or default in any material contract or lease of each of the Company and Ro-Tech.

          6.3 MAINTENANCE OF CUSTOMERS. Each of the Company and Ro-Tech shall use its best efforts to maintain and develop its customer base.

          6.4 BEST EFFORTS. Each of the Company, Ro-Tech and the Shareholders will use their best efforts to cause the Closing of this transaction to occur on a timely basis.

          6.5 ADDITIONAL DOCUMENTS AND FURTHER ASSURANCES. Each of the Company, Ro-Tech and the Shareholders, at the request of the Purchaser, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby, including, without limitation, after the Closing Date, if Purchaser determines that for public reporting purposes it requires audited financial statements for any prior fiscal year or interim period of the Company and/or Ro-Tech, each of the Company, Ro-Tech and the Shareholders will assist and cooperate with the preparation of such financial statements of the Company and/or Ro-Tech.

          6.6 NOTIFICATION. In the event of, or after obtaining knowledge of the occurrence or threatened occurrence of, any fact or circumstance that would cause or constitute a breach or violation of any of its representations, warranties, covenants or other agreements set forth herein, each of the Company, or Ro-Tech, or the Shareholders to this Agreement promptly will give notice thereof to the other parties and will use their best efforts to prevent or remedy such breach.

          6.7 PREPARATION OF BALANCE SHEETS. JEM will cause to be prepared Company balance sheets as follows:

                  (a) JEM will cooperate with the Purchaser's auditors in establishing the procedures for obtaining an audited balance sheet of the Company as of December 31, 1999 (the "Balance Sheet"). The audit will be conducted by the Purchaser's independent audit firm, but the Company's designated independent accounting firm will be permitted to observe, participate in and advise with respect to the audit process, and Purchaser's auditors will consult with the Company's independent accounting firm prior to publishing its audit report. The parties will use their best efforts to cause the audit to be completed by the Closing Date.

                  (b) JEM will cause the Company to cooperate with Purchaser's independent audit firm in establishing an updated unaudited March 31, 2000 balance sheet and a balance sheet and income statement as of the Closing Date, by rolling forward the information established by the December 31, 1999 audit and undertaking such additional procedures as may be required to obtain such balance sheet and income statement information as may be required by Purchaser.


                                                     Stock Purchase Agreement 16

          6.8 TAX RETURNS; DISTRIBUTION. Purchaser shall cause the Company and Ro-Tech to prepare within the 60-day period following the Closing tax returns for the short year ended on the Closing Date and appropriate K-1s for the Shareholders of both the Company and Ro-Tech will be issued in a timely manner. Purchaser will cause the Company to distribute to the Shareholders by February 28, 2001 an amount equal to 80% of the net taxable income for the period from January 1, 2000 to the Closing Date for the Company and Ro-Tech on an aggregate basis.

          6.9 STOCK REDEMPTION. JEM will cause the Company to redeem prior to Closing all of the Company's outstanding shares of Nonvoting Common Stock from the three holders thereof at an aggregate redemption price to be paid by the Company of $19,600.

    7.    CONDITIONS TO PURCHASER'S OBLIGATIONS.
          --------------------------------------

          Each and every obligation of Purchaser to be performed on the Closing Date or thereafter, as the case may be, shall be subject to the satisfaction prior thereto of the following conditions, any of which may be waived in writing by Purchaser:

          7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by the Company, Ro-Tech, the Shareholders and JEM in this Agreement and documents to be provided by the Company, Ro-Tech, the Shareholders and JEM pursuant to this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date. Each of the Company, Ro-Tech, JEM and the Shareholders shall have performed all obligations and complied with all covenants required to be performed or complied with by them prior to the Closing Date under this Agreement. Purchaser shall have received a certificate signed by the Shareholders to the foregoing effect.

          7.2 NO MATERIAL ADVERSE CHANGE. There shall have been no loss or destruction of any material assets of the Company or Ro-Tech or any material adverse change in the Company's or Ro-Tech's financial condition or the occurrence of any event or condition of any character that has had or is reasonably likely to have a material adverse effect on the Company or Ro-Tech.

          7.3 NECESSARY CONSENTS. All consents and approvals required to consummate the transactions herein provided shall have been obtained.

          7.4 CERTIFIED RESOLUTIONS. Each of the Company and Ro-Tech shall have supplied Purchaser with a certified copy of resolutions duly adopted by its Board of Directors approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          7.5 OPINION OF COUNSEL FOR THE COMPANY AND RO-TECH. Purchaser shall have received on the Closing Date from counsel to each of the Company and Ro-Tech a written opinion addressed to it in form and substance satisfactory to Purchaser and its counsel to the effect that:


                                                     Stock Purchase Agreement 17

                  (a) Each of the Company and Ro-Tech is a corporation validly existing under the laws of the state of Oregon, with full corporate power and authority to own or lease the assets and to carry on its business as now conducted;

                  (b) Each of the Company and Ro-Tech has corporate power to execute, deliver and perform this Agreement and to issue the shares being sold under this Agreement, and all corporate action required to be taken by the Company and Ro-Tech to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement has been duly and properly taken;

                  (c) The shares to be acquired by Purchaser will be duly issued, fully paid and nonassessable;

                  (d) This Agreement has been duly authorized, executed and delivered by each of the Company, Ro-Tech, the Shareholders and JEM and is valid and enforceable in accordance with its terms, subject as to enforcement only to bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforceability of creditors' rights generally or to general equitable principles;

                  (e) Such counsel has not been consulted on or engaged to represent the Company or Ro-Tech concerning and is not otherwise aware of any claims, suits, investigations, actions or other proceedings threatened or pending in any forum which could materially affect this transaction or the Company's or Ro-Tech's business; and

                  (f) The execution and delivery of this Agreement and the consummation of the transactions contemplated herein will not conflict with, result in any breach or violation by the Company or Ro-Tech of, or constitute a default by the Company or Ro-Tech under, its Articles of Incorporation or Bylaws or any agreement or instrument to which the Company or Ro-Tech is a party or by which the Company or Ro-Tech is bound and of which such counsel has knowledge.

          7.6 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, undertaken by the Company and Ro-Tech in connection with the transactions contemplated by this Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to Purchaser and its counsel, and the Company and Ro-Tech shall have made available to Purchaser for examination the originals or true and correct copies of all records and documents relating to the business and affairs of the Company and Ro-Tech which Purchaser may reasonably request in connection with such transactions.

          7.7 NO LITIGATION. No investigation, suit, action or other proceeding shall be threatened or pending before any court or governmental agency or other agency or authority which seeks or is likely to result in the restraint or prohibition of, or the obtaining of material damages or other material relief in connection with, this Agreement or the consummation of the transactions contemplated hereby.


                                                     Stock Purchase Agreement 18

          7.8 EMPLOYMENT AGREEMENT. Purchaser shall have entered into an Employment Agreement with JEM for a term of three years in the form of Exhibit B providing for compensation of $75,000 per year and a five-year noncompetition covenant.

          7.9 COMPANY INCOME. Purchaser shall have received information from the Company sufficient to satisfy Purchaser, in its sole discretion, that the Company's pre-tax income for the period since January 1, 2000 and through the Closing Date is not less than $300,000.

          7.10 LEASE AGREEMENT. The Company shall have entered into an Amendment to the existing Lease Agreement with John and Nancy Mobley for that certain property owned by them located at 975 SW 1st Street, in Redmond, Oregon in the form of Exhibit C for a term of five years with a five-year renewal option.

          7.11 BALANCE SHEET. The audited Balance Sheet to be prepared by Purchaser's independent auditors shall have been prepared prior to Closing and shall not reflect any material variation from the December 31, 1999 balance sheet included in the Company Financial Statements.

          7.12 REDEMPTIONS. All nonvoting shares of the Company's Common Stock will have been redeemed for the aggregate sum of $19,600, and the documentation for such redemptions shall be acceptable to and approved by Purchaser.

    8.    CONDITIONS TO THE SHAREHOLDERS' OBLIGATIONS.
          --------------------------------------------

          Each and every obligation of the Shareholders to be performed on the Closing Date or thereafter, as the case may be, shall be subject to the satisfaction prior thereto of the following conditions, any of which may be waived in writing by the Company:

          8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties made by Purchaser in this Agreement and in documents to be provided by Purchaser pursuant to this Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date. Each of the Company and Ro-Tech shall have received the certificate of an authorized officer of Purchaser to the foregoing effect.

          8.2 NECESSARY CONSENTS. All consents and approvals required shall have been obtained so that Purchaser may fully carry out the transactions provided for in this Agreement and fully perform its obligations hereunder.

          8.3 CERTIFIED RESOLUTIONS. Purchaser shall have furnished the Company and Ro-Tech with a certified copy of resolutions duly adopted by the Board of Directors of Purchaser authorizing and ratifying the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

          8.4 PROCEEDINGS AND INSTRUMENTS SATISFACTORY. All proceedings, corporate or other, undertaken by Purchaser in connection with the transactions contemplated by this


                                                     Stock Purchase Agreement 19

Agreement, and all documents incident thereto, shall be reasonably satisfactory in form and substance to counsel for the Company and Ro-Tech.

          8.5 EMPLOYMENT AGREEMENT. Purchaser shall have entered into an Employment Agreement with JEM for a term of three years in the form of Exhibit B providing for compensation of $75,000 per year.

          8.6 OPTION PLAN. JEM shall have received evidence satisfactory to him that Purchaser has reserved for grant 15,000 stock options for future grants to key employees of the Company.

          8.7 LEASE AGREEMENT. The Company shall have entered into an Amendment to the existing Lease Agreement with John and Nancy Mobley for that certain property owned by them located at 975 SW 1st Street, in Redmond, Oregon in the form of Exhibit A for a term of five years with a five-year renewal option.

          8.8 LOAN AGREEMENT. At Closing, the Company shall have paid the Loan payable to JEM as reflected on the Interim Financial Statements in the amount of $501,772.

    9.    TERMINATION OF AGREEMENT.
          -------------------------

          9.1 TERMINATION. This Agreement may be terminated on or before the Closing Date:

                  (a)     by written consent of each of Purchaser and JEM;

                  (b) by Purchaser if any of the conditions in Section 7 are not satisfied (or waived by Purchaser at its discretion) by the Closing Date, or by Shareholders if any of the conditions in Section 8 are not satisfied (or waived by Shareholders at their discretion) by the Closing Date; or

                  (c) by Purchaser after written notice providing the Company or Ro-Tech a reasonable opportunity to cure, if there has been a material misrepresentation in the warranties or representations given by the Company or Ro-Tech or any Shareholder under this Agreement or any material failure by the Company or Ro-Tech or any Shareholder to perform any covenant under this Agreement; or

                  (d) by the Company or Ro-Tech after written notice providing Purchaser a reasonable opportunity to cure if there has been a material misrepresentation in the warranties or representations given by Purchaser under this Agreement or any material failure by Purchaser to perform any covenant under this Agreement.

          In the event of termination by any party as above provided, prompt written notice shall be given to the other party.


                                                     Stock Purchase Agreement 20

          9.2 EFFECT OF TERMINATION; RIGHT TO PROCEED. In the event that this Agreement shall be terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement shall terminate without further liability of any party to any other party. Nevertheless, if any of the conditions specified in Section 7 have not been satisfied, Purchaser, in addition to any other rights which may be available to it, shall have the right to proceed with the transactions contemplated hereby, and if any of the conditions specified in Section 8 have not been satisfied, the Company, Ro-Tech and the Shareholders, in addition to any other rights which may be available to them, shall have the right to proceed with the transactions contemplated hereby.

          9.3 RETURN OF THE COMPANY'S OR RO-TECH'S DOCUMENTS IN THE EVENT OF TERMINATION. In the event of the termination of this Agreement for any reason, Purchaser shall deliver to the Company and Ro-Tech all documents, work papers, and other material obtained from the Company or Ro-Tech relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof.

    10.   INDEMNIFICATION.
          ----------------

          10.1    INDEMNIFICATION OBLIGATION.

                  (a) Subject to Section 10.5 below, JEM shall indemnify, defend and hold Purchaser, the Company and Ro-Tech, and their directors, officers, affiliates, employees and agents, harmless against any and all claims, losses, damages (including, without limitation, settlement costs and any reasonable legal or other expenses for defending any actions brought by third parties with respect to covered claims) (collectively, "Damages") incurred by Purchaser, the Company or Ro-Tech in connection with each and all of the matters set forth in subsections (b) below. Damages determined under this Section 10.1 shall be calculated to be net of any tax benefit that will be received by the party to be indemnified as a result of any Damages incurred by the party to be indemnified.

                  (b)     The matters to be indemnified against under this
Section 10 include: (i) any breach of any representation or warranty of JEM, the Company, Ro-Tech or the Shareholders contained herein or in any instrument delivered at the Closing by JEM, the Company, Ro-Tech or any of the Shareholders pursuant to this Agreement; (ii) the breach of any covenant, agreement or obligation of JEM, the Company, Ro-Tech or any of the Shareholders contained in this Agreement or any other instrument contemplated by this Agreement; and (iii) any claim made by or on behalf of a third party arising solely by reason of the conduct of JEM, the Company's or Ro-Tech's business prior to Closing.

          10.2    CLAIMS AND DEFENSE BY THE SHAREHOLDERS.

                  (a) CLAIMS. Whenever any claim or claims shall arise for indemnification under this Section 10.2, the indemnified party shall notify JEM of the claim(s) pursuant to Section 10.3 hereunder. Such notice shall set forth, when known, the facts constituting the basis for such claim(s) and the amount or estimate of the amount of the liability arising from such claim(s). Purchaser shall not settle or compromise any claim by a third party for which Purchaser is entitled to indemnification under this Section 10 without the prior written


                                                     Stock Purchase Agreement 21
consent of JEM, unless: (i) suit shall have been instituted against the Purchaser or the Company or Ro-Tech or, in the case of a claim for unpaid taxes, an assessment shall have been made for such taxes by the applicable taxing authority; and (ii) JEM shall not have taken control of such suit within 30 days after notification thereof as provided in this Section 10.2(a).

                  (b) DEFENSE BY JEM. In connection with any claim giving rise to indemnity under this Section 10.2 resulting from or arising out of any claim or legal proceeding by a person other than the Purchaser, JEM, at his sole cost and expense, may, upon written notice to Purchaser assume the defense of any such claim or legal proceeding, provided that JEM acknowledges his obligation to indemnify the Purchaser in respect of the claims asserted therein. If JEM assumes the defense of any such claim or legal proceeding, JEM shall select counsel that is reasonably acceptable to Purchaser to conduct the defense of such claims or legal proceedings and at his sole cost and expense shall take all steps necessary in the defense or settlement thereof. JEM shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, without the prior written consent of Purchaser, unless JEM admits in writing his liability to hold Purchaser and the Company and Ro-Tech harmless from and against any losses, damages, expenses and liabilities arising out of such settlement and concurrently with such settlement JEM pays the full amount of all losses, damages, expenses and liabilities to be paid by JEM in connection with such settlement. Purchaser, Ro-Tech and the Company shall cooperate fully in the defense of any such claim or action by taking such actions as JEM may reasonably request. Purchaser, Ro-Tech and the Company shall be entitled to participate in (but not control) the defense thereof with their own counsel and at their own expense. If JEM does not assume the defense of any such claim or litigation resulting therefrom in accordance with the terms hereof, Purchaser, Ro-Tech or the Company may defend against such claim or litigation in such manner as it may deem appropriate, including but not limited to, settling such claim or litigation, after giving notice of the same to JEM, on such terms as Purchaser may deem appropriate. JEM shall cooperate fully in the defense of any such claim or litigation by taking such action as Purchaser may reasonably request. JEM shall be entitled to participate in (but not control) the defense of any action which JEM has elected to allow Purchaser to defend with his own counsel and at his own expense.

          10.3 NOTICE. Purchaser agrees that in the event of any occurrence that may give rise to a claim by an indemnified party against JEM under this
Section 10.2, Purchaser will give notice thereof to JEM; provided, however, that failure to timely give the notice provided in this Section 10.2 shall not be an absolute defense to the liability of JEM for such claim, but JEM may recover from the Purchaser any actual damages arising from the Purchaser's failure to give such timely notice.

          10.4 WAIVER. Purchaser agrees that it will not waive any statute of limitations or defense that would increase the liability of JEM under this
Section 10 without the written consent of JEM.

          10.5 LIMITATION ON DAMAGES. Notwithstanding the above indemnification provisions, no claim may be made by Purchaser under this Agreement unless and until all Damages incurred have aggregated to an amount in excess of $10,000, except that no such


                                                     Stock Purchase Agreement 22
limitation will apply with respect to any breach of Sections 3.3, 3.5, 3.9, 3.10, 3.16, 3.25 or 3.28, Section 4, or any intentional misrepresentation or fraud.

          10.6 SURVIVAL. This Section 10 shall survive for a period of two years subsequent to the Closing Date, except that claims based on a breach of Sections 3.3, 3.11, 3.16, or 3.22 shall be governed by the applicable statute of limitations, is intended to be for the benefit of, and enforceable by, the Company, Ro-Tech and Purchaser, and such parties' heirs and representatives, and shall be binding on all successors and assigns of Purchaser.

    11.   BROKERAGE; PUBLICITY; OTHER AGREEMENTS.
          ---------------------------------------

          11.1 BROKERAGE. Each of the Company and Ro-Tech represents and warrants to Purchaser that it has not engaged the services of any broker or finder with respect to this Agreement or the transactions contemplated herein, and each of the Company and Ro-Tech agrees to indemnify Purchaser for and hold it harmless from any claim for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming such a right because engaged by the Company or Ro-Tech. Purchaser represents and warrants to the Company and Ro-Tech that it has not engaged the services of any broker or finder in connection with this Agreement or the transactions contemplated herein and agrees to indemnify the Company and Ro-Tech for and hold it harmless from any claims for brokers' or finders' fees or compensation in connection with the transactions herein provided for by any person, firm or corporation claiming such a right because engaged by Purchaser.

          11.2 PUBLICITY. Each party to this Agreement agrees that it will treat this Agreement and all negotiations and communications between them relating to this Agreement, the transactions contemplated by this Agreement or otherwise, and all information disclosed to a party by the other party, as confidential. No party to this Agreement will make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated by this Agreement without prior approval of the other party, which approval will not unreasonably be withheld or delayed, as to the timing and contents of any such announcement as may be reasonable under the circumstances; provided however, that nothing contained herein will prevent any party from promptly making all filings with governmental entities that may, in its reasonable judgment, be required or advisable in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement, or from making any disclosures required by legal requirements, so long as such party gives timely notice to the other parties of the anticipated disclosure and cooperates with the other party in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of all information furnished by the other party pursuant to this Agreement.

          11.3 OTHER AGREEMENTS. The execution, delivery and performance of this Agreement shall not have any effect upon any existing agreements or arrangements between Purchaser and the Company or the Purchaser and Ro-Tech, or any contracts that either party may have with third parties.


                                                     Stock Purchase Agreement 23

    12.   ADDITIONAL PROVISIONS.
          ----------------------

          12.1 TAX RETURNS. The Shareholders and JEM shall pay all income taxes of the Company and Ro-Tech for all periods prior to Closing, whenever incurred or assessed. From and after the Closing Date, Purchaser, Ro-Tech and the Company, on the one hand, and the Shareholders, on the other hand, shall make available to the other, as reasonably requested, all information, records or documents relating to the tax liabilities of the Company and Ro-Tech for all periods ending on or prior to the Closing Date, and will preserve such information, records or document until the expiration of any applicable statute of limitations or extensions thereof.

          12.2 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Purchaser and the Shareholders shall each pay their own expenses in connection with the transactions contemplated by this Agreement, including the fees and expenses of their respective counsel.

          12.3 LITIGATION EXPENSES. In the event of any litigation to enforce or declare any of the provisions of this Agreement, the prevailing party shall recover and the losing party shall pay the reasonable attorney fees incurred by the prevailing party at the trial and upon any appeals therefrom, as determined by the respective courts.

          12.4 NATURE AND SURVIVAL OF REPRESENTATIONS. All statements by the parties hereto contained in this Agreement and any certificate, instrument or document delivered by or on behalf of any of the parties pursuant to this Agreement, shall be deemed representations and warranties. All representations and warranties made by JEM, the Company, Ro-Tech and the Shareholders to the Purchaser in this Agreement or pursuant hereto, shall survive the consummation of the transactions contemplated by this Agreement, except to the extent waived in writing by the Purchaser, for a period of two years subsequent to the Closing Date and any claims for indemnification hereunder must be initiated if at all within such period. No representations and warranties of the Purchaser contained in this Agreement will survive beyond the Closing Date. This Section 12.4 will not limit any covenant or agreement of the parties to this Agreement that by its terms requires performance after the Closing Date.

          12.5 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them. No party shall be bound by any condition, definition, warranty or representation, other than expressly set forth or provided for in this Agreement, or as may be, on or subsequent to the date hereof, set forth in writing and signed by the party to be bound thereby. This Agreement may not be changed or modified, except by agreement in writing, signed by all of the parties hereto.

          12.6 PARTIES IN INTEREST. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors in interest of the respective parties hereto. Nothing contained herein, express or implied, is intended nor shall be construed to confer or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of the Agreement.


                                                     Stock Purchase Agreement 24

          12.7 SUBSTITUTION OF AFFILIATE. Purchaser shall have the right, at any time on or prior to the Closing Date, by written notice to the Company and Ro-Tech, to designate in its place and stead as the party to whom the shares shall be issued, an affiliate of Purchaser, which affiliate shall then execute this Agreement and which shall then succeed to all rights and be liable to perform all the obligations of Purchaser under this Agreement.

          12.8 GOVERNING LAW. This Agreement shall be construed and interpreted according to the laws of the state of Oregon.

          12.9 NOTICES. All notices or other communications which are required or permitted hereunder shall be sufficient if delivered personally, sent by facsimile or delivered by a recognized overnight courier service or by certified mail, postage prepaid, as follows:

          If to Purchaser:                   Key Technology, Inc.
                                             150 Avery Street
                                             Walla Walla, WA 99362
                                             Tel: (509) 529-2161
                                             Fax: (509) 522-3378
                                             Attn:  Thomas C. Madsen, President


          with a copy to:                    Tonkon Torp LLP
                                             1600 Pioneer Tower
                                             888 SW Fifth Ave.
                                             Portland, OR 97204
                                             Tel:  (503) 221-1440
                                             Fax:  (503) 274-3779
                                             Attn:  Ronald L. Greenman


          If to Company, Ro-Tech or to       Farmco, Inc.
          the Shareholders:                  975 SW 1st Street
                                             Redmond, OR 97756
                                             Tel:  (541) 923-3997
                                             Fax:  (541) 923-1170
                                             Attn:  John E. Mobley, President

                                             John E. Mobley
                                             18431 Pinehurst Rd.
                                             Bend, OR 97701
                                             Tel:  (541) 388-4829


                                                     Stock Purchase Agreement 25

                                             Bryant, Emerson & Fitch
          with a copy to:                    888 West Evergreen Avenue
                                             P.O. Box 457
                                             Redmond, OR 97756-0103
                                             Tel: (541) 548-2151
                                             Fax: (541) 548-1895
                                             Attn:  Ronald L. Bryant


          Any party may, by written notice to the other, change its address for purposes of this Agreement. All such notices and other communications hereunder shall be deemed given (i) upon confirmation of delivery, if sent by facsimile,
(ii) upon delivery, if sent by recognized overnight courier service or personal delivery and (iii) upon the date the certified mail receipt is signed if sent certified mail.

          12.10 WAIVER. Waiver by any party of the strict performance of any of the provisions of this Agreement shall not be construed as a waiver of or prejudice that party's right to subsequently require strict performance of, the same or any other provision of this Agreement.

          12.11 SECTION HEADINGS. The headings of the sections of this Agreement are for the convenience of the parties only and shall not be construed as affecting the terms of this Agreement or be used in the interpretation of the terms of this Agreement.

          12.12 COUNTERPARTS. This Agreement may be executed in counterparts and when each party has signed at least one counterpart, the Agreement shall be fully binding. Each counterpart shall be considered an original, and all of them, taken together, shall constitute a single Agreement.


                                                     Stock Purchase Agreement 26

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

           Purchaser:                        KEY TECHNOLOGY, INC.


                                             By /s/ Thomas C. Madsen
                                                --------------------------------

           The Company:                      FARMCO, INC.


                                             By /s/ John E. Mobley
                                                --------------------------------
                                                John E. Mobley, President

           Ro-Tech:                          RO-TECH, INC.


                                             By /s/ John E. Mobley
                                                --------------------------------
                                                John E. Mobley, President

           Shareholders:

                                             By /s/ John E. Mobley
                                                --------------------------------
                                                John E. Mobley
                                                        18431 Pinehurst Rd.
                                                        Bend, Oregon 97701
                                                        Tel:
                                                        Fax:

                                             By /s/ Nancy L. Mobley
                                                --------------------------------
                                                Nancy L. Mobley
                                                        18431 Pinehurst Rd.
                                                        Bend, Oregon 97701
                                                        Tel:
                                                        Fax:



                                                     Stock Purchase Agreement 27